Exhibit 99(a)(1)(I)

INTELLON CORPORATION

AMENDMENT NO. 1 TO OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS OR RESTRICTED STOCK UNITS

DATED MAY 18, 2009

The Offer to Exchange is hereby amended and supplemented as follows:

1.    The fifth paragraph of the introductory pages to the Offer to Exchange is amended and restated to read in its entirety as follows:

“In order to participate in the Exchange Offer, you must still be employed with us or one of our subsidiaries or serving on our board of directors, as applicable, on the date the Exchange Offer expires, which we expect will be May 29, 2009, unless we extend the Exchange Offer. If you are currently an at-will employee, your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.”

2.    The fourteenth paragraph of the introductory pages to the Offer to Exchange is amended and restated to read in its entirety as follows:

“The Option Exchange Program is only available to employees and directors of Intellon and its subsidiaries who are continuously employed with us, or providing services to us as a director, through the end of the offering period.”

3.    The section titled “Risk Factors Related to the Option Exchange Program – Risks Related to Our Business,” on page 11, is amended and restated to read in its entirety as follows:

“You should carefully review the sections entitled “Risk Factors” that are contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.”

4.    The fifth paragraph of the section titled “Introduction,” on page 13, is amended and restated to read in its entirety as follows:

“In order to participate in the Exchange Offer, you must still be employed with us or one of our subsidiaries or serving on our board of directors, as applicable, on the date the Exchange Offer expires, which we expect will be May 29, 2009, unless we extend the Exchange Offer. If you are currently an at-will employee, your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.”

5.    The sixth paragraph of Section 1 (“Number of Options; Expiration Date”), on page 15, is amended and restated to read in its entirety as follows:

“IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF INTELLON OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE THE EXCHANGE OFFER EXPIRES, YOU WILL NOT RECEIVE NEW OPTIONS OR NEW RSUs OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED ELIGIBLE OPTIONS.”

6.    The last paragraph of Section 6 (“Conditions of the Option Exchange Program”), on page 20, is amended and restated to read in its entirety as follows:

“The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date (except to the extent the conditions are caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. If a condition is triggered, we will notify participants in the

Option Exchange Program promptly whether or not we have decided to waive the condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction.”

7.    The third and fourth paragraphs of Section 9 (“Information Concerning Intellon”), on page 23, and the financial data that follows on pages 23 and 24, are amended and restated to read in their entirety as follows:

“Additional information about Intellon is available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated herein by reference.

The following summarizes certain of our unaudited condensed consolidated financial data and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2008 and in our Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
	(in thousands, except per share data)
Consolidated Statements of Operations Data
Revenue	$15,508	$16,305	$75,378	$52,313
Cost of revenue	7,601	8,970	43,181	29,151

Gross profit	7,907	7,335	32,197	23,162
Cost of operations:
Research and development	3,607	4,444	15,946	17,238
Sales and marketing	2,330	2,179	8,138	9,007
General and administrative	2,029	2,069	8,239	5,229

Operating loss	(59)	(1,357)	(126)	(8,312)

Other income (expense):
Interest income	63	443	1,172	958
Interest expense	—	—	—	(181)
Other expense	(28)	(31)	(126)	(11)

Total other income	35	412	1,046	766

Income (loss) before income tax benefit	(24)	(945)	920	(7,546)
Income tax benefit	29	—	1	231

Net income (loss)	$5	$(945)	$921	$(7,315)
Preferred stock dividends / accretion of redeemable preferred stock	—	—	—	(6,759)
Net income (loss) attributable to common shareholders	$5	$(945)	$921	$(14,074)

Net income (loss) attributable to common shareholders per common share:
Basic	$—	$(0.03)	$0.03	$(4.25)

Diluted	$—	$(0.03)	$0.03	$(4.25)

Weighted-average number of shares used in per share calculations:
Basic	31,048	30,643	30,865	3,311

Diluted	31,173	30,643	31,152	3,311

	As of March 31,		As of December 31,
	2009	2008	2008	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$59,457	$55,841	$55,605	$52,074
Total current assets	75,733	74,331	76,477	69,937
Total assets	80,556	78,203	81,221	73,421
Total current liabilities	7,852	9,230	9,009	9,414
Shareholders’ equity	72,704	68,973	72,212	64,007

	As of March 31,		As of December 31,
	2009	2008	2008	2007
	(in thousands)
Summary Cash Flow Data:
Net cash provided by (used in) operating activities	$4,186	$(1,216)	$(66)	$(9,527)
Net cash used in investing activities	(5,030)	(572)	(22,189)	(1,804)
Net cash provided by financing activities	—	5,555	5,556	38,427

	As of March 31,		As of December 31,
	2009	2008	2008	2007
	(in thousands, except ratio)
Ratio of Earnings to Fixed Charges:
Fixed charges:
Rent expense	$46	$42	$180	$106
Total fixed charges	46	42	180	106
Earnings:
Income (loss) before income tax benefit	(24)	(945)	920	(7,546)
Total fixed charges	46	42	180	106
Total earnings	22	(903)	1,100	(7,440)
Ratio of earnings to fixed charges (1)	0.5	(21.5)	6.1	(70.2)

(1)	The amounts of the deficiency in pre-tax earnings available to cover fixed charges from a ratio of 1.0x (in thousands) are $24, $945 and $7,546 for the quarters ended March 31, 2009 and 2008 and the year ended December 31, 2007, respectively.

Book Value

The book value per share of our common stock as of December 31, 2008 and March 31, 2009 was $2.30 and $2.32, respectively.”

8.    The first two paragraphs of Section 14 (“Extension of the Option Exchange Program; Termination; Amendment”), on page 27, are amended and restated to read in their entirety as follows:

“We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any Eligible Options by giving written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate, supplement or amend the Option Exchange Program and/or postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.”

9.    Section 14 (“Extension of the Option Exchange Program; Termination; Amendment), on page 28, is further amended to add the following paragraph after the last sentence on the page:

“If we materially change the terms of the Exchange Offer or the information about the Exchange Offer, or if we waive a material condition of the Exchange Offer, we may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for the Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.

If the Exchange Offer is scheduled to expire within ten (10) business days from the date we notify you of such an action, we intend to extend the Exchange Offer until ten (10) business days after the date the notice is published.”

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